EXHIBIT 10.1

DESIGNATED TERRITORY DISTRIBUTION AGREEMENT

THIS DESIGNATED TERRITORY DISTRIBUTION AGREEMENT (“Agreement”) is made as of August 10, 2020 (the “Effective Date”) by and between SafeHandles LLC, a California limited liability company (“Supplier”), whose address is P.O. Box 18, Eureka, CA 95502, and GPO Plus, Inc., a Nevada corporation (“Distributor”), whose address is 1771 E. Flamingo Road, Suite 201, Las Vegas, NV 89119.

RECITALS

A. Supplier has created certain products known as SafeHandles® antimicrobial sleeves, Ster-Roll™ Tape, ADA adhesive products, and other related accessories which are proprietary to and patented by Supplier (Patent No. US8,551,398 B1 and other worldwide patents pending).

B. Subject to the exceptions to exclusivity and potential exclusivity revocation recited in Section 1.2 of this Agreement, below, Supplier and Distributor desire to appoint Distributor as Supplier’s exclusive distributor in the geographical territory described as: Nevada, Colorado, Texas, Florida, Mississippi and the “Gaming Industry” (as defined herein), for the distribution and sale of the products manufactured by Supplier to accounts developed by Distributor subject to terms and limitations stated herein.

C. Supplier and Distributor also desire that Distributor utilize specific agreed channels of distribution as more particularly set forth herein and as explicitly outlined in Section 3 of the Agreement, below.

D. Supplier also desires to compensate Distributor for booked sales of Products to all customers procured through Distributor including but not limited to retail and chain accounts outside of the Distributor's territory inasmuch as those sales do not infringe on other exclusive or nonexclusive territories, and that the Purchase Orders are accepted by Supplier subject to terms stated in Section 2.3, below.

NOW, THEREFORE, in consideration of their mutual promises set forth below and other valuable consideration, the parties agree as follows:

1. SCOPE OF AGREEMENT.

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings (additional terms are defined in the succeeding Sections of this Agreement where/as introduced):

(a) “Contract Year 1” means the Effective Date through and including December 31, 2021. “Contract Year”, thereafter, means any given twelve month period ending on an anniversary of the December 31, 2021, through the expiration of the Initial Term and/or Option Term (as each is defined in Section 9 below).

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(b) “Product(s)” means Supplier’s product(s) known as SafeHandles® antimicrobial sleeves, Ster-Roll™ Tape, ADA adhesive die cut covers, installation steamer, and any improved versions of the product(s) introduced by Supplier from time to time. Supplier reserves the right to unilaterally delete products no longer supplied by Supplier, to modify the specification, style, or design of any products, and to add new products, in each case, such change is to be effective without prior notice to Distributor.

(c) “Purchase Order” means a written order from Distributor to Supplier for the purchase and sale of Supplier’s Products drawn in conformance with and subject to the terms and conditions of this Agreement. Purchase Orders shall be in the form specified by Supplier, as the same may be amended from time to time in Supplier’s reasonable discretion, and designate, at a minimum: (1) the type and quantity of Supplier’s Products to be purchased; and (2) the designated delivery location for the Products purchased, which shall be within Distributor’s Territory (as defined below).

(d) “Supplier Trademarks” means each of the trademarks, service marks, trade names, logos, or other identifying indicia of Supplier for Supplier’s Products as specified to Distributor and held by Supplier.

(e) “Territory” means the geographic territory described as the following: (i) the following states, all within the United States of America: Nevada, Colorado, Texas, Florida and Mississippi; (ii) sales to all of the companies and customers of Distributor listed on Exhibit A (“Distributor’s Customer List”), attached and incorporated herein by reference; and (iii) sales to all casinos and hotels affiliated with the gaming industry, defined as casinos and companies engaged in gambling operations and auxiliary restaurant and hotel services including stand-alone casinos, casino hotels, riverboat casinos, bingo halls, gambling machine manufacturers and horse and dog racing tracks (collectively “Gaming Industry”). As used in this Agreement, the Gaming Industry excludes, without limitation, cruise lines and cruise ships, except where they constitute a Distributor serviced customer as described in Section 1.2, below.

(f) “Key Accounts” means accounts with the following individuals, businesses, entities, or industries, all of whom constitute existing clients and/or distributors of Supplier’s Products: See list of exhibits clients and/or distributors appended hereto as Exhibit B and incorporated by reference.

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1.2 Exclusivity, Exceptions to Exclusivity. Subject to the exceptions stated in Subsections (a) and (b), below, Supplier hereby appoints Distributor as Supplier’s exclusive distributor in the Territory. This Agreement does not grant to Distributor any exclusivity rights with respect to the distribution and sale of the Products in any market other than the Territory, except as described herein. The right(s) granted Distributor to distribute and sell Products both within and outside the Territory is expressly made subject to Section 1.2(a), below. Although no rights of exclusivity are granted to Distributor for area(s) outside of the Territory, Distributor may also prospect and seek to sell Products outside of the Territory, subject to the prior written approval of Supplier, which may be granted or denied in Supplier’s sole discretion.

(a) Distributor acknowledges and agrees that Supplier has retained for itself and/or granted to others the rights to distribute and sell the Products in markets both inside and outside the Territory. Distributor acknowledges that one or more of the existing distributors listed on the list of Key Accounts may make regular or occasional Product sales in the Territory. Except for continued Products sales by distributors listed on the Key Accounts list, Supplier will not grant further rights to distribute Products in the Territory to additional distributors during the Term of this Agreement, as defined in Section 9.1, below. Furthermore, during the Term of this Agreement, Supplier will direct all new inquiries from customers located in the Territory to Distributor to facilitate Product sales by Distributor, as further described in Section 1.6(i), below. Although Supplier will not actively restrict the activities of any distributors listed on the Key Accounts list, during the Term of this Agreement, Supplier will not direct any customer inquiries from persons or entities within the Territory to the distributors on the Key Accounts list.

(b) In order to maintain the right(s) of qualified exclusivity described in this Section 1.2 and elsewhere in this Agreement, Distributor must satisfy each and all of the following conditions: (Redacted Gross Product Sales Number);

(ii) in order to maintain the right(s) to exclusively service the Gaming Industry, for each Contract Year during the Initial Term of this Agreement, Distributor must demonstrate no less than : (Redacted Gross Product Sales Number);; (iii) for each Contract Year during the Option Term of this Agreement if exercised, Distributor must demonstrate no less than : (Redacted Gross Product Sales Number); and (iv) in order to maintain the right(s) to exclusively service the Gaming Industry, for each Contract Year during the Option Term of this Agreement if exercised, Distributor must demonstrate no less than: (Redacted Gross Product Sales Number);.

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If Distributor fails to meet its minimums to qualify for exclusivity in any Territory this Agreement shall not be terminated, but at Supplier’s option to be exercised in Supplier’s sole discretion, the Distributor’s exclusivity can be terminated in each portion of the Territory in which Distributor fails to meet the minimum sales requirements.

Accordingly, other than as stated herein, Distributor agrees (i) to not distribute Products, sell Products, or solicit sales of Products except to accounts in the Territory and other accounts as deemed acceptable by Supplier, and through Distributor’s agreed distribution channels; (ii) to require that each Distributor contractor, agent, representative, and/or sub-distributor selling or handling Products (“Sub-distributors”) will comply with the limitations and restrictions imposed by this Section 1.2 and this Agreement; (iii) to take all reasonable steps to enforce such limitations and restrictions on the Sub-distributors; (iv) to not modify the Products without the consent of Supplier; and (v) to not distribute the Products in other than Supplier’s original packaging or with other than Supplier’s Trademarks without the consent of Supplier.

Distributor’s failure to comply with any of the provisions of this Section 1.2 shall be a material breach of this Agreement and shall be grounds for termination of the Agreement pursuant to provision 9.2 of the Agreement, in addition to any and all other remedies available to Supplier at law or in equity.

1.3 Independent Contractors. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Distributor expressly understands and agrees that this Agreement does not make Distributor an agent or local representative of Supplier for any purpose whatsoever and that the sale relationship between Supplier and Distributor is that of independent contractors, and is not an agency, partnership, joint venture, or franchise. Distributor is not granted by this Agreement or otherwise any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Supplier, or to bind Supplier in any manner whatsoever.

1.4 Key Accounts. Supplier reserves the right to supply, service, and fulfill all orders related to the Key Accounts as defined in section 1.1(f) of this Agreement. Supplier has no obligation to Distributor regarding the Key Accounts, and Distributor shall not make any attempt to do business with or contract with the existing Key Account customers. Additionally, where Supplier has a customer who has purchased Products directly from Supplier for delivery and use outside the Territory and the customer subsequently orders Products for delivery and/or use within the Territory, Supplier reserves the right to supply said customer and fulfill these orders directly without involving Distributor. Supplier has no obligation to Distributor with regard to the delivery of Products to such a customer within the Territory.

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1.5 Distributor Duties and Obligations. During the Term of this Agreement Distributor shall perform the following duties and obligations and agrees as follows:

(a)	Distributor shall diligently and proactively serve existing customers and search and prospect to secure new and additional customers to purchase Supplier’s Products and develop accounts within the Territory.
(b)	Distributor shall keep itself informed of Supplier’s Product information and tutorials, and Distributor shall conduct competent and thorough presentations and demonstrations of Supplier’s Products with existing and potential customers/clients and review Supplier’s Product program offerings and present them to customers/clients.
(c)	Distributor shall proactively communicate with clients/customers to assist them in maintaining adequate inventories of Supplier’s Products and facilitate additional sales.
(d)	Distributor shall assist clients/customers with Product implementation and diligently and promptly respond to client/customer inquiries and questions about the Products.
(e)	Distributor shall diligently manage its accounts and follow-up with its clients/customers to help ensure positive experiences with the Products.
(f)	Distributor shall promptly execute any order and/or re-order requests from clients/customers and ensure prompt order responsiveness and Product delivery.
(g)	Distributor shall develop a comprehensive and secure internet/web platform and support to facilitate client/customer Purchase Orders by email and/or website/webstore.
(h)	Distributor shall use commercially reasonable best efforts to achieve, at least, one million, five hundred thousand dollars ($1,500,000.00) in Product gross sales for each full Contract Year during the Initial Term and at least two million dollars ($2,000,000) in Product gross sales for each full Contract Year during the Option Term, if exercised. The first year will start on the Effective Date of this Agreement and end on December, 31, 2021, for each state in the Territory, respectively, to keep the exclusivity in those states.

1.6 Supplier Duties and Obligations. During the Term of this Agreement Distributor shall perform the following duties and obligations and agrees as follows:

(a)	Supplier shall provide Distributor with Product information and sales and marketing materials and tools.
(b)	Supplier shall provide Distributor with technical assistance to aid Distributor in explaining and marketing the Products to Distributor’s customers/clients.
(c)	Supplier shall provide forms and process Distributor’s Purchase Orders with commercially reasonable diligence so that Distributor may execute and fill customer orders.

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(d)	Subject to Product availability and material constraints and Force Majeure events (as defined in Section 15.7, below), Supplier shall maintain inventory and execute shipment and support implementation of Product sales associated with Distributor’s Purchaser Orders. As a component of an approved Purchase Order, at Distributor’s cost pursuant to Section 2, below, Supplier will drop ship Products to Distributor’s customers/clients in the Territory and any other location Distributor secures a sale.
(e)	Subject to the terms and conditions of this Agreement, Supplier shall provide warranty support to Distributor’s customers for claims approved by Supplier.
(f)	Subject to the exceptions recited in Section 1.2 of this Agreement, above, Supplier shall observe the exclusivity pledges made to Distributor to sell Products in the Territory and with Distributor’s current customer base.
(g)	Supplier shall ensure that all Purchase Orders placed by Distributor are treated on a priority basis with first call on available (unpledged) inventory at the time of Purchase Order placement.
(h)	During the Term of this Agreement and subject to Supplier’s rights to remove items from its production line as discussed in Section 1.1(b), above, Supplier shall make certain that Distributor is allowed to sell all Products available produced by Supplier.
(i)	Supplier shall use commercially reasonable best efforts to insure that all customer leads that are located in Distributor’s Territory and in the Gaming Industry are directed to Distributor.
(j)	Supplier shall provide all of the following to assist Distributor’s Product marketing and sale efforts: (1) Supplier shall provide in person, onsite training at the following location(s) and interval(s): at a mutually agreed location at least once a year: (2) Supplier shall provide off-site training to Distributor by electronic meeting (Zoom or equivalent) at the following interval(s): as reasonably necessary; (3) Supplier shall provide point of purchase and point of sale informational materials (both hard copy and electronically) to Distributor as needed, and provide sufficient Product samples for Distributor and its affiliates to facilitate marketing and sales efforts.
(k)	Subject to Product availability and material constraints and Force Majeure events (as defined in Section 15.7, below), Supplier shall deliver to Distributor all Products ordered no later than twelve (12) weeks after Distributor places the Purchase Order and it is approved by Supplier.
(l)	Supplier shall support Distributor’s exclusivity rights during the Term of this Agreement by not allowing others to sell Supplier’s Products to any customer that Distributor has previously sold Supplier’s Products to first. Once Distributor has established a relationship with a new customer, that new customer shall become the Distributor’s customer from that point forward and can only be sold, serviced and supported by Distributor during the Term of this Agreement. Once this Agreement terminates, for any reason, Supplier may then directly sell Products to and service Distributor’s previously procured customers and/or direct those customers to other distributors of Supplier’s Products.

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1.7 No Other Terms and Conditions. The parties acknowledge and agree that any terms and conditions of any Purchase Order, sales acknowledgement or other document submitted to the other by either party which conflict with the terms and conditions of this Agreement shall be of no force or effect, and the terms and conditions hereof control and supersede such conflicting documents and any course of conduct or usage of the trade inconsistent with any of the terms and conditions hereof. This Section 1.7 shall not limit Supplier’s right(s) to approve or reject any individual Purchase Order in accord with Section 2, below.

2. PURCHASE AND SALE OF PRODUCT.

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, Supplier agrees to sell and Distributor agrees to purchase Products in accordance with Distributor’s Purchase Orders and this Agreement and at the fixed price recited in Section 4, below. In this regard:

(a) Distributor agrees to purchase and take delivery of not less than the following minimum quantity of Products during each Contract Year during the Term as follows:

(ai) From the Effective Date of this Agreement through December 31, 2020: In order to maintain the exclusivity Territory right(s) granted to Distributor in this Agreement, Distributor shall secure sales and issue Purchase Orders in an amount no less than (Redacted Gross Product Sales Number Requirement).

(aii) Total Sales calendar years 2021 through 2025: In order to maintain the exclusivity right(s) granted to Distributor in this Agreement, Distributor shall secure sales and issue Purchase Orders in an amount no less than (Redacted Gross Product Sales Number Requirement).

(aiii) During the Contract Years in the Option Term (i.e., calendar years 2026 through 2030): In order to maintain the exclusivity right(s) granted to Distributor in this Agreement for the Option Term (if exercised by Distributor), Distributor shall secure sales and issue Purchase Orders in an amount no less than (Redacted Gross Product Sales Number Requirement).

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The foregoing minimum purchase requirements will be satisfied for any given Contract Year if Distributor’s purchases of Product “units” results in gross sales equal to or in excess the total gross sales of the Products for the Contract Year in the respective Territory states, as stated above. If Distributor fails to meet or exceed the foregoing minimum purchase requirements in any given Contract Year, then, as Supplier’s sole remedy, Supplier may elect, by written notice to Distributor, to rescind Distributor’s rights of exclusivity and if Supplier elects to do so Supplier must first give sixty (60) days written notice of default and intention to rescind exclusivity to Distributor.

(b) All Products will be sold under Supplier’s Trademarks and only, using Supplier’s trade dress, and Supplier will retain all proprietary rights in and to the same.

2.2 Purchase Orders and Forecasts. On or before September 30, 2020, Distributor shall provide Supplier with an initial six (6) months Purchase Order for the amount of Products that Distributor believes Distributor’s Brokers, Wholesalers and Customers will be buying from Distributor, in the form attached hereto as Exhibit C. On or before October 31, 2020, Distributor shall provide Supplier with a forecast of its Product requirements for the seventh (7th) through twelfth (12th) months thereafter divided on a monthly basis in the form attached hereto as Exhibit D. Commencing on April 1, 2021 and continuing quarterly thereafter, Distributor will provide Supplier, on or before the last day of each quarter during the term of this Agreement, an additional firm Purchase Order for Products, it being the intent that in general, Distributor will provide three (3) months Purchase Orders and six (6) months forecasts on a rolling monthly basis during the term of this Agreement. Distributor’s Purchase Orders for a given quarter, in order to be conforming, must specify only delivery dates during that quarter. Distributor’s forecasts are non-binding but shall be Distributor’s reasonable best estimate of its future Product requirements.

2.3 Acceptance of Purchase Orders. Within ten (10) days of receipt of a Purchase Order from Distributor, Supplier may request in writing a modification of the Product designations, quantities, delivery dates, and special shipment instructions specified thereon. Supplier shall have the right, in Supplier’s commercially reasonable discretion, to reject or seek modification of a Purchase Order from Distributor any time that Supplier determines it cannot fill/comply with the Purchase Order due to a lack of supplies to manufacture Products, a lack of personnel to assemble and/or process Purchase Orders and/or in the event of any Force Majeure event pursuant to Section 15.7, below. Supplier’s failure to reject or request a modification or to reject a Purchase Order within the ten (10) day period shall be deemed an acceptance thereof. Upon actual or deemed acceptance of a Purchase Order by Supplier, a binding contract for the sale and purchase of Product shall exist between Supplier and Distributor in accordance with this Agreement and Distributor’s Purchase Order. If Supplier requests modification of any of the aforementioned terms of Distributor’s Purchase Order, then Distributor shall have ten (10) days following receipt of the request to accept or reject Supplier’s modifications. If Distributor does not respond or object to Supplier’s request within ten (10) days of receipt, the modifications specified thereon shall be deemed accepted by Distributor. Upon Distributor’s actual or deemed acceptance of Purchase Order modifications by Supplier, a binding contract for the sale and purchase of Products shall exist between Supplier and Distributor in accordance with this Agreement and Distributor’s Purchase Order as so modified. The foregoing modification procedure shall apply only with the regard to Product designations, language markings, quantities, delivery dates, and special shipment instructions. With respect to all other terms, Supplier and Distributor agree that the terms and conditions of this Agreement shall apply to the sale of Product hereunder and cannot be modified or amended except as provided in Section 15.11.

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2.4 Non-Conforming Orders. Supplier will use reasonable commercial efforts to fill non-conforming Purchase Orders for Products in accordance with Distributor’s commercially reasonable requests.

2.5 Shipment. Supplier will ship Products to Distributor’s customers to the delivery destination(s) specified in Distributor’s Purchase Orders, but in no event may Supplier be required to ship to more than one location within the Territory for any one Purchase Order without additional shipping charges being applied to the Purchase Order. All deliveries must be to location(s) within the Territory unless Supplier, in Supplier’s sole discretion, agrees to ship Products outside Distributor’s Territory. Supplier shall arrange and be responsible for transportation of the Products in accordance with Distributor’s instructions, at Distributor’s sole cost and expense. All shipping costs and expenses shall be charged to Distributor and allocated to each Purchase Order at the actual cost of shipping/transport incurred by Supplier. Supplier may not under-ship or over-ship Products by more than ten percent (10%) of the allocation in any Purchase Order without Distributor’s prior written consent.

2.6 Delivery, Title and Risk of Loss. For purposes of this Agreement, delivery to Distributor’s customers will occur when the Products are placed in the possession of the common carrier by Supplier. Title and risk of loss or damage with respect to the Products shall pass to Distributor’s and/or Distributor’s customers immediately and automatically upon being placed in the possession of the common carrier by Supplier.

2.7 Packaging for Shipment. Unless otherwise agreed in advance, all Products shall be packed by Supplier as Supplier reasonably deems appropriate to minimize risk of loss or damage in transit. Special instruction for the shipping and/or importation of Products by Distributor must be specified and supplied at time of order, with any additional costs attendant to the instructions paid by Distributor.

3. CHANNELS OF DISTRIBUTION.

3.1 Agreed channels of distribution. For the Term of this Agreement, to include all extensions thereof, the parties specifically agree that Supplier shall have the unqualified right to approve or disapprove the channels of Product distribution as proposed by the Distributor.

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Within twenty-one (21) days of the execution of this Agreement and prior to the delivery of any Product to Distributor’s customers, Distributor shall submit to Supplier a “Proposed Plan of Distribution” of the Products. Within twenty-one (21) days of receipt, Supplier shall approve or disapprove the “Proposed Plan of Distribution”. Although it is agreed that Supplier’s approval shall not be unreasonably withheld, if the Supplier disapproves a “Proposed Plan of Distribution”, the Supplier shall specify the basis of its disapproval and shall cooperate in reaching agreement as to a “Plan of Distribution”.

4. PRICES AND PAYMENT.

4.1 Price. The prices for the Products (including volume discounts) for the first twelve

(12) months of this Agreement (i.e., the first Contract Year) are as set forth on Exhibit E, which is attached hereto and incorporated by reference and Distributor’s prices will always be at least (Redacted Percentage off) off of Supplier’s Manufacturer’s Suggested Retail Price (“MSRP”) except on any items not manufactured by Supplier like cross-sale items and component products incorporated in Supplier’s Products which cost shall be included in the Product unit prices at Supplier’s cost of acquisition plus (Redacted Percentage). Prices do not include applicable sales or use taxes, importation costs, and shipping costs (freight and insurance), which shall be separately stated on Supplier’s invoices and born by Distributor as a cost attendant to each Purchase Order. Logistics and distribution of Products by Supplier are the sole and exclusive responsibility of Supplier.

4.2 Price Changes. The prices set forth on Exhibit E shall be revised annually, commencing January 1, 2021 and thereafter revised on or before the start of each Contract Year, to reflect any increase or decrease in manufacturing costs for the Products reasonably projected by Supplier for the next Contract Year (in each case, determined in accordance with generally accepted accounting principles, consistently applied), with the first pricing review occurring six (6) months after the Effective Date of this Agreement. Price changes are not effective unless mutually agreed to in writing (agreement not to be unreasonably withheld if consistent with this Section 4.2), with the change being effective with respect to invoices for shipments during the next ensuing Contract Year. Although Supplier will have substantial discretion to annually adjust Supplier’s MSRP for all of Supplier’s Products, Distributor’s prices will always be set at least (Redacted Percentage) off Supplier’s adjusted MSRP. Commercially reasonably price increases in the base price for Supplier’s Products are fully anticipated by both Supplier and Distributor during the Term of this Agreement and are expected annually during each Contract Year of the Term and Option Term (if exercised by Distributor). Additionally, prices may be adjusted by Supplier more frequently in the event of fluctuations in the manufacturing, labor, and currency exchange costs associated with Products. Supplier will provide Distributor with no less than thirty (30) days’ notice of such price adjustments, after which the new prices will go into effect. Distributor’s approval of this type of price adjustment is not required. Distributor shall be entitled to the bulk purchase price discounts recited in this Section 4.2 and Exhibit E if Distributor achieves the Product gross sales benchmarks as stated therein.

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4.3 Taxes. Distributor will be responsible for payment of all VAT (if applicable), sales, import, use, and other similar taxes (other than taxes based on Supplier’s income), fees, duties, and other governmental charges, and any related penalties and interest, arising from the payment of any amounts to Supplier under this Agreement, or the manufacture or distribution of the Products under this Agreement. Supplier will make all payments of amounts due under this Agreement to Supplier free and clear of, and without reduction for, any withholding taxes; any such taxes imposed on payments of such amounts to Supplier will be Distributor’s sole responsibility, and Distributor will provide Supplier with official receipts issued by the appropriate taxing authority, or such other evidence as Supplier may reasonably request, to establish that such taxes have been paid. Distributor will indemnify Supplier from and against any failure by Distributor to comply with this Section 4.3.

4.4 Payment. Distributor’s initial order will be 100% payment prior to shipping. On subsequent shipments, Supplier shall issue invoices for Products on or after the date of shipment. Payment shall be due within thirty (30) days from the date of invoice in accord with the pricing schedule recited in Exhibit E. A late charge at the rate of one and one-half percent (1.5%) per month or the highest rate allowed by law, whichever is lower, shall be applied to the total invoice price for payments not received within sixty (60) days after the date of invoice.

4.5 Failure to Pay. If Distributor fails to fulfill any condition of its payment obligations, Supplier may (i) withhold deliveries and suspend performance; (ii) continue performance if Supplier deems it reasonable to do so; or (iii) place in storage Products that have been accepted for shipment by Supplier. In any event, the costs incurred by Supplier as a result of Distributor’s nonfulfillment shall be payable by Distributor upon submission of Supplier’s invoices therefor.

5. QUALITY CONTROL AND ACCEPTANCE.

5.1 Quality Assurance. Supplier shall be responsible for ensuring that the Products meet Supplier’s internal quality assurance tests and procedures prior to shipment hereunder.

5.2 Acceptance. Products shipped hereunder shall be subject to acceptance by Distributor within fifteen (15) days of receipt. Distributor shall promptly inform Supplier of any Product rejected as non-conforming and at Supplier’s request shall return non-conforming Products to Supplier, at Supplier’s risk of loss and expense. Products as to which no rejection has occurred within fifteen (15) days shall be deemed accepted.

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6. PRODUCT WARRANTY, DISCLAIMER OF WARRANTIES & LIMITATION OF LIABILITY.

6.1 Product Warranty. Supplier warrants to Distributor and Distributor can pass it on to Distributor’s customers that the Products purchased hereunder shall be free from defects in materials and workmanship for a period of ninety (90) days from the date of delivery thereof, provided the Product in question has been stored and used in accordance with ordinary industry practices and conditions. SUPPLIER DOES NOT WARRANT THAT THE OPERATION OF THE PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE.

6.2 Remedies. In the event that a Product does not comply with the Product Warranty set out in Section 6.1, Supplier’s obligation under this Agreement is limited to replacing or repairing, at Supplier’s option, Products or parts thereof determined by Supplier to be defective. Replacement Product shall be supplied by Supplier at no additional charge to Distributor. The replacement Product will be shipped to Distributor’s customer, freight prepaid.

6.3 Disclaimer of Warranties. The foregoing express warranties are limited to Distributor and are not transferrable and are in lieu of any other warranty by Supplier with respect to Products furnished hereunder. SUPPLIER GRANTS NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.4 Limitation of Liability. SUPPLIER SHALL IN NO EVENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THE SALE OR USE OF ITS PRODUCTS, WHETHER OR NOT SUPPLIER HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. IF SUPPLIER BREACHES ANY PROVISION OF THIS AGREEMENT, SUPPLIER’S SOLE AND EXCLUSIVE MAXIMUM LIABILITY, WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE, SHALL NOT IN ANY EVENT EXCEED THE CONTRACT PRICE FOR THE PARTICULAR PRODUCTS. The foregoing limitation of liability will not apply to the payment of costs and damage awards referred to in Section 7, Indemnification.

6.5 Distributor assumes full responsibility for its selection of the Products specified herein and any other equipment, programs, or services used with the Products, their use, and results obtained therefrom.

6.6 Within twenty-one (21) days of the execution of this Agreement and prior to the delivery of any Product to Distributor, Distributor shall submit to Supplier a certificate of liability insurance with policy limits of at least $1,000,000.00 US dollars for general and products liability in full force and effect for a period of one year with the Supplier named as a co-insured and providing for notice to Supplier in the event the policy is canceled for any reason. Said policy shall provide primary insurance coverage for any claims covered by the policy. Said policy shall be renewed each Contract Year and remain in effect until Contract is terminated.

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6.7 Within twenty-one (21) days of the execution of this Agreement and prior to the delivery of any Product to Distributor, Supplier shall submit to Distributor a certificate of liability insurance with policy limits of at least $1,000,000.00 US dollars for general and products liability in full force and effect for a period of one year with the Distributor named as a co-insured and providing for notice to Distributor in the event the policy is canceled for any reason. Said policy shall provide primary insurance coverage for any claims covered by the policy. Said policy shall be renewed each Contract Year and remain in effect until Contract is terminated.

7. INDEMNIFICATION.

7.1 Each Party shall promptly notify the other of any information coming to its attention that the use or sale of Products may infringe on the patents, designs, trademarks, service marks, copyrights, or any other rights of third parties. The parties expressly recognize, however, the Products are sold without any warranty that they do not infringe the patents, designs, trademarks, service marks, copyrights, or any other rights of third parties and that Supplier shall not be responsible for any claim of such infringement or alleged infringement except as herein provided.

7.2 If a claim is made that the sale or use of Products infringes the patents, designs, trademarks, service marks, copyrights, or any other rights of a third party, Supplier has the obligation to defend or settle the case on behalf of Distributor and Distributor shall give Supplier sole control of the defense and settlement thereof. Supplier may, in its sole discretion, defend the claim on its own behalf and on behalf of Distributor in the courts, before administrative agencies, or otherwise. If Supplier decides to defend such claim, Distributor shall at no cost to Supplier cooperate fully with Supplier in the defense, including the making available of files and personnel, and shall respond promptly to all reasonable requests of Supplier for assistance. If any Product is finally adjudged to so infringe, or in Supplier’s opinion is likely to become the subject of such a claim, Supplier shall, at its option, either: (i) procure for Distributor the right to continue using and distributing the Product, (ii) modify or replace the Product to make it non-infringing, or (iii) refund the price paid upon return of the Product. Supplier shall have no liability regarding any claim arising out of: (w) use of other than a current, unaltered release of the Product unless the infringing portion is also in the then current, unaltered release, (x) use of the Product in combination with non-Supplier products, data, or equipment if the infringement was caused by such use or combination, (y) any modification or derivation of the Products not specifically authorized in writing by Supplier, or (z) use of third party products.

THE FOREGOING STATES THE ENTIRE LIABILITY OF SUPPLIER AND THE EXCLUSIVE REMEDY FOR DISTRIBUTOR RELATING TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY COPYRIGHT OR OTHER PROPRIETARY RIGHT BY THE PRODUCTS.

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7.3 Compliance. Supplier designs and manufactures Products in a manner to comply with known national commercial codes and retail requirements, but in no way warrants the Products as compliant to any particular consumer application, use or combination thereof. Distributor is responsible for fully understanding codes and restrictions concerning the sale, use, and application of Products pertaining to the Territory, as stated in 6.4 Limitation of Liability.

THE FOREGOING STATES THE ENTIRE LIABILITY OF SUPPLIER AND THE EXCLUSIVE REMEDY FOR DISTRIBUTOR RELATING TO NON-COMPLIANCE OR CLAIMS OF NON-COMPLIANCE OF ANY PRODUCT TO SPECIFIC LOCAL OR MUNICIPAL CODES KNOWN OR UNKNOWN.

8. PROPRIETARY INFORMATION.

8.1 Protection of Proprietary Information. Supplier and Distributor agree to keep in confidence and not disclose to others all knowledge, information, and data furnished to either by the other party and claimed by the other party to be proprietary, provided such information is given in writing or, if oral, is reduced to writing within thirty (30) days and such writing is marked to indicate the claims of ownership and/or secrecy. Supplier and Distributor agree that neither shall use, nor reproduce for use in any way, any proprietary information of the other except in furtherance of the relationship set forth herein. Supplier and Distributor agree to protect the proprietary information of the other with the same standard of care and procedures used by each to protect its own proprietary information of similar importance but at all times using at least a reasonable degree of care.

8.2 Limitations. Section 8.1 shall not be applicable and shall impose no obligation on a party with respect to any portion of proprietary information which:

(a) Was at the time received or which thereafter becomes, through no act or failure on the part of such party, generally known or available to the public;

(b) Is known to such party at the time of receiving such information as evidenced by documentation then rightfully in the possession of either party;

(c) Is furnished to others by the other party without restriction of disclosure;

(d) Is thereafter rightfully furnished to such party by a third party without restriction by that third party on disclosure; or

(e) Has been disclosed pursuant to the requirements of law or court order without restrictions or other protection against public disclosure; provided, however, that the other party shall have been given a reasonable opportunity to resist disclosure and/or to obtain a suitable protective order.

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8.3 Survival. The covenants of confidentiality set forth herein shall survive and continue and be maintained from the Effective Date hereof until two (2) years after termination of this Agreement.

9. TERM AND TERMINATION.

9.1 Term. The initial term of this Agreement shall commence upon the Effective Date and shall continue through December 31, 2026 (the “Initial Term”), measured from the Effective Date and terminating on said date, unless terminated earlier for any reason pursuant to this Agreement. Contract Year 1 of the Initial Term shall be deemed to include all months between the Effective Date through December 31, 2021. Thereafter, each additional Contract Year of the Initial Term shall be measured by the following twelve (12) month period (i.e., Contract Year 2 shall span January 1, 2022 through December 31, 2022, and continuing). So long as Distributor is not in breach of this Agreement at the end of the Initial Term (i.e., December 31, 2025,) and the Agreement has not been earlier terminated for any reason, Distributor shall have the right, but not the obligation, to extend this Agreement for an additional five (5) year term (the “Option Term”) by providing Supplier written notice of Distributor’s election to exercise the Option Term no less than one-hundred and eighty (180) days prior to expiration of the Initial Term. The Initial Term and the Option Term, if exercised, shall be referred to in this Agreement as the “Term”.

9.2 Termination. In addition to expiration of the Term in accord with Section 9.1, above, this Agreement may be terminated as follows:

(a) At any time upon mutual written agreement of the parties;

(b) By Supplier upon fifteen (15) days written notice to Distributor for failure by Distributor to make payment for Products when due, unless such failure is cured within the fifteen (15) day period; or

(c) By either party if (i) the other party is in material breach of its obligations hereunder and such breach continues uncured for a period of thirty (30) days after written notice to the defaulting party, or (ii) the other party makes a general assignment for the benefit of its creditors, appoints or has appointed a receiver, trustee in bankruptcy or similar officer to take charge of all or part of its property, files or has a petition filed against it in any bankruptcy (unless such petition is dismissed within sixty (60) days of its filing), and/or is adjudged insolvent or bankrupt.

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9.3 Effect. In the event of the expiration or termination of this Agreement, the rights and licenses granted pursuant to this Agreement shall be automatically revoked, and Distributor shall cease using and distributing the Products, confidential information, and Supplier’s Trademarks covered by this Agreement and each party shall promptly return to the other party (or at the other party’s request, destroy) at the other party’s expense all documents and materials containing any of the confidential information or the Supplier’s trademarks; provided, however, so long as Distributor has paid for all Products ordered, Distributor may, during the thirty day period after termination, sell such Products in its possession to its customers in the Territory so long as such sales are in accordance with this Agreement, and at the end of such thirty day period, Distributor shall destroy any remaining Products in its possession. Expiration or termination of this Agreement shall not release either party to this Agreement from any liability or obligation which at the time of expiration or termination is already accrued to the other party or which thereafter may accrue with respect to an act or omission arising either prior to such expiration or termination or after such expiration or termination when there is a continuing obligation.

10. EXPORT REQUIREMENTS.

10.1 The Products and any documentation and all related technical information or materials are subject to export controls and are licensable under the U.S. Government export regulations. Distributor will comply strictly with all legal requirements established under these controls and will not export, divert, transfer or disclose, directly or indirectly, the Products, documentation and any related technical information or materials without the prior approval of the U.S. Department of Commerce.

11. INSPECTION.

11.1 In order to ensure Distributor’s compliance with the terms of this Agreement, Distributor hereby agrees that Supplier shall have the right, at Supplier’s expense, to inspect, at reasonable times, either itself or through its duly authorized representatives, all or any portion of Distributor’s facilities with regard to (i) the use of the Products, confidential information, and Supplier Trademarks, (ii) the storage, marketing, sale, and distribution of the Products, and (iii) Distributor’s compliance with this Agreement.

11.2 Records. Distributor agrees to maintain, and make available to Supplier upon its reasonable request for inspection records of advertising and promotional campaigns with respect to the Products, and records of all damaged or non-conforming Products, returns, and disposals. Distributor shall preserve all such records for a period of seven years. Furthermore, Distributor agrees to maintain and make available to Supplier all books and records necessary for Supplier to audit and confirm Distributor’s compliance with the Product gross sales requirements Distributor must achieve to maintain the Territory exclusivity rights created by this Agreement. Distributor shall maintain and make available books and records with sufficient specificity to document all sales within each state included in the Territory.

12. TRADEMARK LICENSE.

12.1 Subject to the terms of this Agreement, Supplier hereby grants to Distributor during the term of this Agreement, a non-exclusive, non-transferable, royalty-free, right and limited use license to the Supplier Trademarks and the goodwill related thereto in the Territory for the limited use only of building brand awareness and of marketing and distributing in the Territory the Products to Distributor’s customers in the Territory pursuant to this Agreement.

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12.2 Distributor hereby agrees (i) not to directly or indirectly use the Supplier Trademarks (or any translation or transliteration thereof) in any manner or for any products or services as expressly permitted by this Agreement, (ii) not to directly or indirectly create any translation or transliteration of the Supplier Trademarks without the consent of Supplier Trademarks without the consent of Supplier (and Distributor hereby agrees that if it does, then Supplier shall be deemed the owner of such translation or transliteration), (iii) that Supplier is the owner of the Supplier Trademarks (and of any translation or transliteration thereof), and that Distributor has no ownership or beneficial right or interest in or to the Supplier Trademarks (or in any translation or transliteration thereof), (iv) not to directly or indirectly register, challenge, or take any action with regard to the Supplier Trademark (or any translation or transliteration thereof), (v) not to directly or indirectly confuse, mislead, or deceive the public in connection with the Products, (vi) not to directly or indirectly sell or distribute any knockoff or counterfeit goods, and (vii) to cease all use of the Supplier Trademarks (and any translation or transliteration thereof) upon termination of this Agreement. Distributor hereby irrevocably assigns to Supplier any and all ownership, beneficial and other rights or interests that Distributor has, or may have at any point in time, in any of the Supplier Trademarks (and in any translation or transliteration thereof) or in any confusingly similar mark or brand. All of the obligations under this section shall survive any expiration or termination of this Agreement.

13. GOOD FAITH EFFORTS.

13.1 Promotion and Sales. Distributor agrees to vigorously and diligently market and promote the distribution and sale of and to sell the full range of Products in the Territory to Distributor’s customers in the Territory.

13.2 Policing. Distributor agrees (i) to make vigorous, good faith efforts to ensure compliance by its customers with the relevant terms of this Agreement, and (ii) to stop distribution of Products to its customers whose actions violate the limited rights granted in this Agreement.

14. DISTRIBUTOR WARRANTIES.

14.1 Compliance with Law. In carrying out its obligations under this Agreement, Distributor agrees to comply with all applicable laws and regulations and other orders in the Territory. Supplier shall be responsible for the Products’ conformance with the relevant products liability legislation in the Territory.

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14.2 No Competing Products or Brands. Except upon the written consent of Supplier, during the term of this Agreement Distributor shall not (i) distribute, sell, or promote any products, new or used, or brands which are in direct competition with the Products, or (ii) distribute the Products to any person or entity which Distributor has a reasonable basis to believe will directly or indirectly distribute the Products outside of the Territory or modify the Products or distribute the Products in other than Supplier’s original packaging or with other than the Supplier Trademarks. For clarity, Distributor shall not be prevented from distributing, selling, or promoting products or brands that it already distributed prior to Supplier’s development of a competing Product or Products. In addition, for a period of one year after the termination of the Agreement for material breach without cure prior to termination, Distributor shall not engage in any of the activities described in this paragraph in the Territory.

14.3 Unethical Conduct. Distributor agrees that Distributor will refrain from any unethical conduct or conduct that tends to damage the reputation of Supplier or Products. Distributor agrees that Distributor will make no false or misleading representations or statements concerning Supplier or Products.

14.4 Distributor Warranties. Distributor will be solely responsible for any representations, warranties, or guarantees made or published concerning Products by or on behalf of Distributor to the extent that such representations, warranties, or guarantees are inconsistent with any warranties in this Agreement.

15. MISCELLANEOUS.

15.1 Successors and Assigns. Each party represents that it is acting on its own behalf and is not acting as an agent for or on behalf of any third party. The rights and obligations of either party shall not be transferable without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All obligations of the parties herein shall be binding upon their respective successors or assigns.

15.2 Choice of Laws. This Agreement shall be governed in all respects by, and its terms shall be construed in accordance with the laws of the State of California, United States, as if this Agreement were executed in and to be wholly performed in the State of California. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

15.3 Venue. The parties agree that the Superior Court of California, County of Humboldt shall constitute the designated venue and court with jurisdiction for the resolution of all litigation and/or disputes concerning this Agreement.

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15.4 Attorneys’ Fees. The prevailing party in any litigation or dispute shall have the right to collect from the other party its reasonable costs and necessary disbursements and attorneys’ fees incurred in enforcing this Agreement. Prior to bringing an action over any dispute, the parties shall participate in mediation in good faith, with the mediation venue located in Humboldt County, California. If a party brings an action without first seeking mediation, the Court shall, upon the request of the adverse party, compel the parties to proceed first with mediation and the party commencing the litigation without first seeking mediation shall pay all costs and attorneys’ fees incurred by the adverse party in compelling the mediation.

15.5 Waiver. No waiver or breach of any term or condition of this Agreement shall operate as a waiver of any other breach of such term or condition, or of any other term or condition, nor shall any failure to enforce any provisions hereunder operate as a waiver of such provision or any other provision hereunder.

15.6 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

15.7 Force Majeure. Other than obligations to make payments hereunder, the fulfillment of any obligation under this Agreement is subject to strikes, lockouts, accidents, fires, floods, or other acts of God, embargoes, government actions, or any other cause beyond the control of either party; provided that the affected party shall promptly notify the other party of the occurrence of any such event and the affected party shall use its reasonable commercial efforts to overcome the event of force majeure, provided neither party shall be obligated to settle any labor dispute on terms not satisfactory to such party in its sole discretion. If a party is prevented from fulfilling its obligations under this Agreement because of such a force majeure event for a period of two (2) months or more, the other party may at any time thereafter terminate this Agreement by written notice to the affected party without any further obligation (except for the obligations surviving termination as provided in this Agreement).

15.8. Notices, Defaults & Cure Periods. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, three (3) days after being sent by registered or certified mail, postage prepaid, to the parties at their respective addresses set forth above and:

If to Distributor, with a copy as follows:

Company: GPO Plus, Inc

Address: 1771 E. Flamingo Road, Suite 201A,

                Las Vegas, NV 89119.

Attn: Brett Pojunis, CEO

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Phone: 702 972 4580

Fax: n/a

Website: www.gpoplus.com

Email contact:Brett@gpoplus.com

If to Supplier, with a copy as follows:

SafeHandles®

P.O. Box 18 Eureka, CA 95502

Attn: Steve Strombeck Phone:707 822 1234

Fax: (707) 822-4525

Website: www.safehandles.com

Email contact:steve@safehandles.com

or to such other address as any party shall have specified by notice to the other in accordance with this Section. Purchase Orders, forecasts, and other routine business forms and any notices not sent in accordance with the foregoing, shall be effective only upon receipt. Any Default must be brought to the attention of the defaulting party, in writing, and the defaulting party must be provided a thirty (30) calendar day period and opportunity to cure any and all defaults and demonstrate proof of cure to the non-defaulting party.

15.9 Headings. Headings used in this Agreement are for the purpose of reference only and are not to be considered in construction or interpretation of this Agreement.

15.10 Counterparts and Electronic Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument. Facsimile and/or electronic signatures shall be deemed to constitute original signatures.

15.11 Entire Agreement; Amendment. This Agreement, including the Exhibits, contains the entire Agreement between the parties relating to the subject matter hereof. All prior agreements and all prior negotiations, representations and communications relating to the same subject are superseded by this Agreement. This Agreement may not be modified other than by a written document signed by an authorized representative of each party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives the day and year first set forth above:

Supplier:	Distributor:

/s/ Steve Strombeck	/s/ Brett Pojunis
By: Steve Strombeck	By: Brett Pojunis
Title: Owner	Title: CEO

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EXHIBIT "A"

Distributor’s (GPO Plus Inc.’s) Current Customer List

                                                                       (Redacted Current Customer List)

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EXHIBIT "B"

Supplier’s (SafeHandles, LLC’s) Key Accounts List

(Redacted Key Accounts List)

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EXHIBIT “C”

To contain Purchase Order for the amount of Products that Distributor believes their Brokers, Wholesalers and Customers will be buying from Distributor. This order is 50% of the estimated annual order, and can be delivered in split deliveries, and/or drop shipped as specified by Distributor.

Suggested initial (six month demand) order

 (To Be Completed by September 30, 2020)

Steamer (Redacted 50% of estimated annual order)

Sleeves (Redacted 50% of estimated annual order)

Ster-Roll™ Tape (Redacted 50% of estimated annual order)

ADA Adhesive (Redacted 50% of estimated annual order)

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EXHIBIT "D"

To contain Purchase Forecast for the second six (6) months (To Be Completed by October 31, 2020)

Suggested forecast (Redacted Purchase Forecast)

Steamer (Redacted Purchase Forecast)

Sleeves ( Redacted Purchase Forecast)

Ster-Roll™ Tape (Redacted Purchase Forecast)

ADA Adhesive (Redacted Purchase Forecast)

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EXHIBIT "E"

Distributor Pricing for SafeHandles® products (of any variety). All prices in USD.

(Redacted Distributor Pricing)

  (Redacted Distributor Price List CONTRACT YEAR 1)

™

•	Minimum order: $5,000.00 (USD)
•	Minimum Private Label Order $50,000.00 (USD)
•	Prices and Terms Subject to Change as needed

(Redacted Bulk Pricing Discounts and Terms of Payment)

™

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